Exhibit 99.1
For Release July 23, 2007— 1:30 p.m. PDT
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES SECOND QUARTER 2007 EARNINGS,
ASSET GROWTH AND IMPROVED EFFICIENCIES LEAD TO EARNINGS GROWTH
Spokane, Washington, July 23, 2007 – Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $27.0 million, or $0.52 per diluted share for the quarter ended June 30, 2007, compared to earnings of $16.9 million, or $0.48 per diluted share for the second quarter of 2006. Core earnings increased 13 percent to $0.54 per diluted share, compared to $0.48 per diluted share for the same quarter a year ago. Core earnings exclude merger and acquisition costs, net securities gains or losses, and other nonrecurring costs, net of related income taxes, but include legal expenses related to Sterling’s goodwill claim against the U.S. government. For additional information about Sterling’s expenses related to its goodwill claim, see the discussion of non-interest expenses that is presented in this release.
Earnings for the six months ended June 30, 2007 were $49.9 million, or $1.02 per diluted share, compared with $32.3 million, or $0.92 per diluted share, for the same period in 2006. Core earnings for the six months ended June 30, 2007 were $51.4 million, or $1.05 per diluted share, compared to $32.3 million, or $0.92 per diluted share for the same period a year ago.
The increase in earnings per diluted share for the three and six month periods was largely influenced by growth in net interest income driven by margin expansion and growth in earning assets. Total assets grew year-over-year by 42 percent to a record $11.46 billion.
SECOND QUARTER HIGHLIGHTS
•	Net income was $27.0 million, a 59 percent increase over the second quarter of 2006.

•	Non-interest income was $24.8 million, a 64 percent increase over the second quarter of 2006.

•	Total loan originations of $1.71 billion increased 64 percent over the second quarter of 2006.

•	Total loans receivable increased to a record $8.51 billion, a 54 percent increase over the second quarter of 2006.

•	Total deposits increased to a record $7.62 billion, a 43 percent increase over the second quarter of 2006.

•	Business checking accounts increased 35 percent over the comparable prior year period and 17 percent annualized over the previous quarter.

•	Sterling’s board of directors approved a cash dividend of $0.085 per common share, paid on July 11, 2007, to shareholders of record as of June 30, 2007.
Harold Gilkey, chairman and chief executive officer, stated, “We made positive strides in significant areas of our banking operations during the quarter. We’ve been able to increase loan originations and business checking accounts while net interest margin remained steady. Meanwhile, we continued to integrate our recent acquisitions. Our performance was in line with our expectations and the guidance we provided, and I applaud our team for their efforts towards achieving our goal of being recognized as the leading community bank in the West by all measures.”
RECENT ACQUISITIONS
Within the past 12 months, Sterling completed four transactions: Lynnwood Financial Group, Inc. and its subsidiary Golf Savings Bank on July 5, 2006; FirstBank NW Corp. and its subsidiary FirstBank Northwest on November 30, 2006; and Northern Empire Bancshares and its subsidiary Sonoma National Bank on February 28, 2007. In addition, Sterling acquired certain assets of Mason-McDuffie Financial Corporation on July 31, 2006. Golf Savings Bank was fully integrated by the end of 2006, and the systems integration of FirstBank was completed during the first quarter of 2007. The systems integration of Sonoma National Bank was completed at the end of the second quarter of 2007. Gilkey added “We are on schedule with our integration process as we provide training for Sterling’s products, services and sales culture, and we proceed with the streamlining of consolidated operations.”
On April 11, 2007, Sterling announced the signing of a definitive agreement to acquire North Valley Bancorp and its subsidiary North Valley Bank, headquartered in Redding, California. This pending acquisition is subject to North Valley shareholder approval, regulatory approval, and satisfaction of other customary closing conditions. The merger of North Valley into Sterling is expected to increase Sterling’s total assets by approximately $900 million, and would complement the recent growth of its business in northern California, increasing its presence there by 25 depository branches.

OPERATING RESULTS
Net Interest Income
Sterling reported record net interest income of $89.0 million for the quarter ended June 30, 2007, a 46 percent increase over $61.0 million for the second quarter of 2006. Sterling’s net interest margin on a tax equivalent basis for the quarter increased to 3.41 percent in 2007 from 3.26 percent in 2006.
Net interest income for the six months ended June 30, 2007 was a record $169.7 million, a 41 percent increase over $120.0 million for the first six months of 2006. Net interest margin on a tax equivalent basis for the six month period was 3.41 percent in 2007, up from 3.29 percent for the same period a year ago.
The increases were mainly influenced by the growth in earning assets and an increase in loans as a percentage of earning assets. Average earning assets increased $2.99 billion over the prior year, of which $825.0 million was organic growth.
Non-Interest Income
Total non-interest income was $24.8 million for the quarter ended June 30, 2007, a 64 percent increase from $15.1 million in the second quarter of 2006. Non-interest income was $48.2 million for the six months ended June 30, 2007, a 72 percent increase over $28.0 million for the same period in 2006. The increase in the 2007 second quarter was largely due to a 34 percent increase in fees and service charge income and a 260 percent increase in income from mortgage banking operations.
Fees and service charge income increased to $14.2 million in the current quarter as a result of the continued success of Sterling’s Balance Shield program, along with increases in commercial banking fees, debit and CheckCard fees, and analyzed account fees, which include cash management and merchant services. The total number of transaction accounts for the second quarter of 2007 grew 23 percent over June 30, 2006, and business checking account balances increased at an annualized rate of 17 percent.
Mortgage banking operations income more than tripled to $9.8 million for the second quarter of 2007, up from $2.7 million in the second quarter of 2006. For the six month period, mortgage banking operations income was $18.7 million, compared to $5.0 million for the prior year’s comparable period. The year-over-year increase resulted from increased loan originations and sales of these loans into the secondary market, as well as increased brokered loan fee income and the sale of SBA commercial real estate loans. This growth primarily resulted from the contributions of Golf Savings Bank and Sonoma National Bank. In the second quarter of 2007, total residential mortgage loan originations were $454.9 million with loan sales of

$359.9 million compared to originations of $78.1 million and loan sales of $49.9 million in the second quarter of 2006.
Non-Interest Expenses
Non-interest expenses were $69.9 million for the second quarter of 2007, compared to $47.0 million for the second quarter of 2006, an increase of 49 percent. For the six month period, non-interest expenses were $135.6 million and $91.2 million for the periods ended June 30, 2007 and 2006, respectively. Full-time equivalent employees increased to 2,612 as of June 30, 2007, compared to 1,814 as of June 30, 2006. The increase in expenses is primarily a result of the growth associated with Sterling’s acquisitions. Management expects certain expenses related to streamlining operations to decline over the next several quarters as the recently acquired banks are fully integrated into Sterling.
Goodwill lawsuit expenses were $655,000 and $835,000 for the quarter and six months ended June 30, 2007, respectively. This compares to goodwill lawsuit expenses of $135,000 and $220,000 for the quarter and six months ended June 30 2006, respectively. The increase is related to the legal costs incurred in preparation for trial of Sterling’s claim of breach of contract by the U.S. Government. Sterling was in trial from June 25 to July 13, 2007. Legal expenses in the second half of 2007 are anticipated to be at approximately the same level as for the first half of the year.
Performance Ratios
Performance ratios for the quarter ended June 30, 2007 were mixed due to the impact of Sterling’s recent acquisitions. The deployment of acquired capital and reduction of expenses have yet to be fully realized.
•	Return on average assets was 0.94 percent for the second quarter of 2007, compared to 0.85 percent for the second quarter of 2006.

•	Return on average equity was 9.6 percent for the second quarter of 2007, compared to 13.1 percent for the second quarter of 2006.

•	Operating efficiency ratio was 61.4 percent for the second quarter of 2007, compared to 61.7 percent for the second quarter of 2006. The core efficiency ratio was 60.4 percent for the second quarter of 2007, compared to 61.7 percent for the second quarter of 2006.
Mr. Gilkey stated, “Our key operating ratios are heading in the right direction. This was our first full quarter with FirstBank fully integrated, and we completed the back office integration of Sonoma National

Bank at the end of June. We have begun making preparations for a smooth transition of the North Valley acquisition, which is expected to close in the third quarter. So, we are a more efficient organization than we were a year ago, and we expect this trend to continue as we realize the full benefit of integrating our merger partners.’’ The North Valley acquisition remains subject to shareholder and regulatory approval and satisfaction of other customary closing conditions.
Lending
As of June 30, 2007, Sterling’s loans receivable increased to a record $8.51 billion, compared to $5.51 billion at the end of the second quarter of 2006, a 54 percent increase. Approximately 12 percent of this $2.99 billion increase year-over-year resulted from organic growth, with the largest segments being commercial banking, commercial real estate, and construction. Approximately 68 percent of the total construction portfolio was residential, with the remainder being commercial. The construction portfolio remains geographically diversified throughout our footprint. Sterling’s total loan originations increased 64 percent to $1.71 billion for the quarter ended June 30, 2007, compared to $1.04 billion for the second quarter in 2006. For the six month period, Sterling’s total loan originations were $2.99 billion compared to $2.11 billion for the first six months of 2006, a 41% increase.
Credit Quality
The amount of nonperforming loans increased during the quarter, primarily as a result of certain loans we received in the FirstBank acquisition that were moved to nonaccrual status. Nonetheless, credit quality remains strong with total nonperforming assets at $30.4 million, or 0.27 percent of total assets as of June 30, 2007, compared to $10.4 million, or 0.13 percent of total assets as of June 30, 2006. Classified assets were $95.0 million at June 30, 2007, compared to $79.1 million at March 31, 2007 and $57.1 million at June 30, 2006. The increase in classified assets is mostly the result of the recent acquisitions.
The annualized ratio of net charge-offs to average loans was 0.03 percent for the quarter ended June 30, 2007, a decrease from 0.04 percent for the second quarter of 2006. The improvement year-over-year is the result of stable asset quality combined with growth in the portfolio.
Sterling’s provision for credit losses was $4.0 million for the three months ended June 30, 2007, compared to $4.7 million for the second quarter of 2006. At June 30, 2007, the credit loss allowance totaled $105.7 million, or 1.23 percent of total loans, compared to an allowance of $62.8 million, or 1.13 percent of total loans, at June 30, 2006. Sterling believes the allowance is adequate given its analysis of the loan portfolio and its relative mix and risk of loan products.

Balance Sheet and Capital Management
As of June 30, 2007, Sterling’s total assets were a record $11.46 billion, compared to total assets of $8.05 billion at June 30, 2006, reflecting the increase in internally generated loan balances and the completion of Sterling’s recent acquisitions. Sterling’s tangible shareholder equity to tangible assets increased to 5.8 percent for the second quarter of 2007, compared to 4.9 percent for the second quarter of 2006, and risk-based capital ratios continue to exceed the “well-capitalized” requirements. As of June 30, 2007, Sterling’s book value per share was $21.86, compared to $14.65 as of June 30, 2006. This change in book value reflects the retention of earnings, the capital infusion from recent acquisitions, and the improvement in the market value of Sterling’s securities portfolio. During the quarter, Sterling declared a cash dividend of $0.085 per share, compared to $0.065 per share for the second quarter of 2006.
Goodwill Litigation
In Sterling’s lawsuit against the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”) a trial before the U.S. Court of Federal Claims was held from June 25 to July 13, 2007 to determine what amount, if any, the U.S. Government must pay in damages for its breach of the contracts for the acquisition of two thrifts, Lewis Federal Savings & Loan and Tri-Cities Savings & Loan. The ultimate outcome of the Goodwill Litigation cannot be predicted with certainty, and the U.S. Government will likely appeal any award of damages in favor of Sterling. Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.
Outlook
Mr. Gilkey concluded, ''We are making great strides towards our goals for 2007, and I want to thank our employees, customers and shareholders for continuing to support our progress. Overall, the Pacific Northwest and northern California economies remain healthy, and I expect that loan originations and deposit gathering will continue trending upwards. We continue to see positive results with commercial loans and deposits as the increased resources we’ve deployed are getting traction. We are committed to enhancing our suite of product offerings in order to provide our customers with banking solutions that exceed their expectations.”
Second Quarter 2007 Earnings Conference Call
Sterling will host a conference call for investors the morning of July 24, 2007, at 8:00 a.m. PDT to discuss the company’s financial results. To participate in the conference call, domestic callers should dial 210-

234-0009 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-1282. The continuous replay will be offered through Friday, September 14, 2007, at 11:59 p.m. PDT.
Additionally, Sterling’s 2007 second quarter earnings conference call will be available online at Sterling’s website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the live audio webcast icon on the front page.
ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington, is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, California, Oregon, Idaho and Montana. Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices throughout the western region. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is the origination of single-family residential mortgage loans.
ADDITIONAL INFORMATION ABOUT STERLING’S PENDING ACQUISITION OF NORTH VALLEY AND WHERE TO FIND IT
Proxy Prospectus
Sterling has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, and North Valley has mailed a proxy statement/prospectus to its security holders, containing information about the transaction. Investors and security holders of Sterling and North Valley are urged to read the proxy statement/prospectus and other relevant materials because they will contain important information about Sterling, North Valley and the proposed merger. In addition to the registration statement filed by Sterling and the proxy statement/prospectus mailed to the security holders of North Valley, Sterling and North Valley file annual, quarterly and current reports, proxy statements and other information with the SEC. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the SEC at its website at www.sec.gov. These documents may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the SEC by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by North Valley may also be obtained by requesting them in writing at North Valley Bancorp, 300 Park Marina Circle, Redding, California 96099, or by telephone at (530) 226-2900. In addition, investors and security holders may access copies of the documents filed with the SEC by North Valley on its website at www.northvalleybank.com.
Sterling, North Valley and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of North Valley with respect to the transactions contemplated by the proposed merger. Information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2007 annual meeting of shareholders filed with the SEC on March 15, 2007. Information regarding North Valley’s officers and directors is included in North Valley’s proxy statement for its 2006 annual meeting of shareholders filed with the SEC on April 25, 2006, and is included in North Valley’s annual report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 24, 2007. A description of the interests of the directors and executive officers of Sterling and North Valley in the merger is set forth in North Valley’s proxy statement/prospectus.
Earnings Release
North Valley Bancorp is expected to release its second quarter earnings on July 26, 2007.
FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,”

“anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contact:	Daniel G. Byrne
EVP, Chief Financial Officer
509-458-3711

Media Contact:	Jennifer Lutz
Public Relations Administrator
509-368-2032